1347 Property Insurance Holdings, Inc. 8-K

Exhibit 10.2

Director Restricted Stock Unit Agreement
Under Share-Matching Program

1347 PROPERTY INSURANCE HOLDINGS, INC. AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

___

RESTRICTED STOCK UNIT AGREEMENT Under share-matching program

To: ( _______ ) (referred to herein as “you”)

1347 Property Insurance Holdings, Inc. (the “Company”) is pleased to confirm that you have been granted a Restricted Stock Unit (“RSU”) Award (this “Award”), effective December 15, 2017 (the “Award Date”). This Award is subject to the terms of this Director Restricted Stock Unit Agreement Under Share-Matching Program (this “Agreement”) and is made under the 1347 Property Insurance Holdings, Inc. Amended and Restated 2014 Equity Incentive Plan, as amended (the “Plan”), which is incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.

1.	Acceptance of Terms and Conditions. To be eligible to receive this Award, you must sign this Agreement and return it to John S. Hill, Vice President and Chief Financial Officer, within 30 days after the Award Date. By signing this Agreement, you agree to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and you further acknowledge and agree that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company or any subsidiary directly or indirectly, or give rise to any cause of action at law or in equity against the Company.
2.	Grant of Restricted Stock Units. Subject to the restrictions, limitations, terms and conditions specified in the Plan, the prospectus for the 1347 Property Insurance Holdings, Inc. Amended and Restated 2014 Equity Incentive Plan (the “Plan Prospectus”), and this Agreement, the Company hereby grants you as of the Award Date [_______] RSUs. These RSUs will remain restricted until the applicable vesting date set forth below (each, a “Vesting Date”). Prior to the Vesting Dates, the RSUs are not transferable by you by means of sale, assignment, exchange, pledge, or otherwise. Except as otherwise provided in Sections 4 and 6 below, on each of the below-stated Vesting Dates on which you continue in the service of the Company, you will vest in the below-stated percentage of the total number of RSUs awarded in this Agreement, until you are 100% vested, provided that you maintain ownership of the Common Shares purchased under the Company’s share-matching program through the end of the full five-year vesting period.

Vesting Date	Vested Percentage of RSUs Awarded
First Anniversary of the Award Date	20%
Second Anniversary of the Award Date	20%
Third Anniversary of the Award Date	20%
Fourth Anniversary of the Award Date	20%
Fifth Anniversary of the Award Date	20%

3.	Dividend Equivalents. Subject to the restrictions, limitations and conditions described in the Plan, dividend equivalents payable on the vested RSUs will be accrued on your behalf for the period between the Vesting Date and the date you are delivered Common Shares. Any such dividends shall be paid to you, without interest, on the date Common Shares are actually delivered to you under the terms of this Agreement.
4.	Death or Disability. In the event that you cease service on the Company’s Board of Directors because of your death or Disability prior to one or more Vesting Dates, all unvested RSUs will vest as of the date of death or the date you are determined to be experiencing a Disability.
5.	Distribution of Shares Upon Vesting. Common Shares will be delivered to you or, in the event of your death, your beneficiary, during the 30-day period following the date the corresponding RSUs vest, except as otherwise provided in this Agreement.
6.	Discontinuation of Service Other than as a Result of Death or Disability. If your service on the Company’s Board of Directors is discontinued for any reason other than death or Disability, then all unvested RSUs are forfeited on the date of termination of service; provided, however that if you make yourself available and consent to be nominated by the Company for continued service as a director of the Company, but are not nominated by the Board of Directors of the Company for election by the shareholders, other than for good reason as determined by the Board of Directors of the Company in its discretion, then the RSUs shall vest in full as of your last date of service as a director with the Company.
7.	Clawback. The RSUs and any cash payment or Common Shares delivered pursuant to the Plan or this Agreement are subject to forfeiture, recovery by the Company or any clawback or recoupment policy which the Company, by action of its Board of Directors, may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
8.	Adjustments. If the number of outstanding Common Shares is changed as a result of a stock split or the like without additional consideration to the Company, the number of RSUs subject to this Award shall be adjusted to correspond to the change in the outstanding Common Shares.
9.	Rights as a Stockholder. By accepting this Award, you shall have no rights as a stockholder of the Company in respect of the RSUs, including the right to vote until and unless the RSUs have vested and ownership of Common Shares issuable upon vesting of the RSUs has been transferred to you.
10.	Public Offer Waiver. By voluntarily accepting this Award, you acknowledge and understand that your rights under the Plan are offered to you strictly as a director of the Company and that this Award of RSUs is not an offer of securities made to the general public.
11.	Conformity with the Plan and Share Ownership and Retention Requirements. This Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan Prospectus or the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement, the Plan, and the Plan Prospectus.
12.	Interpretations. Any dispute, disagreement or question that arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement, the Plan, or the Plan Prospectus will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.
13.	No Rights to Continued Service. By voluntarily acknowledging and accepting this Award, you acknowledge and understand that this Award shall not form part of any contract of employment between you and the Company. Nothing in the Agreement, the Plan Prospectus, or the Plan confers on you any right to continue service on the Company’s Board of Directors or in any way affects the right of the Board or shareholders to terminate your service without prior notice at any time or for any reason. You further acknowledge that this Award is for future services to the Company and is not under any circumstances to be considered compensation for past services.

14.	Nature of Grant. In accepting the grant, you acknowledge, understand, and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award, and any such modification, amendment, suspension or termination will not constitute a constructive or wrongful dismissal; (b) the RSUs are extraordinary items and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, pension or welfare or retirement benefits or similar payments; (c) in no event should the RSUs be considered as compensation for, or relating in any way to, past services for the Company, nor are the RSUs or the underlying Common Shares intended to replace any pension rights or compensation; (d) the future value of the underlying Common Shares is unknown and cannot be predicted with certainty; and (e) the Company is not providing any tax, legal or financial advice.
15.	Miscellaneous.
a.	Modification. The Award of these RSUs is documented by the records of the Committee or its delegate which shall be the final determinant of the number of Common Shares granted and the conditions of this Agreement. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences and Paragraph 16, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.
b.	Governing Law. All matters arising under this Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Delaware, without regard to any state’s conflict of law principles.
c.	Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
d.	Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
e.	Impact Upon Termination. By voluntarily acknowledging and accepting this Award, you agree that no benefits accruing under the Plan will be reflected in any severance or indemnity payments that the Company may make or be required to make to you in the future, regardless of the jurisdiction in which you may be located.
16.	Amendment. By accepting this Award, you agree that the granting of the Award is at the discretion of the Committee and that acceptance of this Award is no guarantee that future Awards will be granted under the Plan. Notwithstanding anything in this Agreement, the Plan Prospectus, or the Plan to the contrary, this Award may be amended by the Company without your consent, including but not limited to modifications to any of the rights granted to you under this Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law, including, but not limited to, exchange listing requirements. You understand that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time without limitation.

17.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Common Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. If the Company reasonably anticipates that the income tax deduction with respect to a payment under this Award would be limited or eliminated by application of Section 162(m) of the Code, then to the extent permitted by Treas. Reg. §1.409A-1(b)(4)(ii), payment shall be deferred as deemed necessary to ensure that the entire amount of Common Shares payable under this Award is deductible. Any Common Shares that are not paid due to this Section 162(m) limitation shall continue to be credited with dividends. Any delayed payment of Common Shares (and related dividends, if any) shall be paid to you as soon as reasonably practicable following the earliest date the Company reasonably anticipates that the deduction of a delayed payment will not be limited or eliminated by application of Section 162(m) of the Code.
18.	Taxes. You acknowledge that (a) the ultimate liability for any and all taxes payable with respect to your benefits under this Award, including but not limited to federal and state income and employment taxes (collectively, “Tax-Related Items”) are your responsibility and may exceed the amount actually withheld by the Company and (b) the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting and/or conversion of the RSUs and issuance of Common Shares; (ii) does not commit and is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items; (iii) may be required to withhold or account for Tax-Related Items in more than one jurisdiction if you have become subject to tax in more than one jurisdiction between the Award Date and the date of any relevant taxable event; and (iv) may refuse to deliver the Common Shares to you if you fail to comply with your obligations in connection with the Tax-Related Items as provided in this Section. You agree to pay any such Tax-Related items in cash unless otherwise agreed by the Company.
19.	Section 409A Provisions. The payment of Common Shares under the Award is intended to be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption set forth in Treasury Regulation §1.409A-1(b)(4). Notwithstanding anything in the Plan or the Award to the contrary, to the extent that any amount or benefit hereunder that constitutes nonqualified deferred compensation under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to you under the Plan or the Award solely by reason of the occurrence of a termination following a Change of Control or due to your Disability, such amount or benefit will not be payable or distributable to you by reason of such circumstance unless the Committee determines in good faith that (i) the termination following a Change in Control constitutes a “separation from service” or the Disability is a “disability”, as the case may be, under Section 409A(a)(2)(A) of the Code and applicable final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. In no event shall the Company have any responsibility for tax consequences to you (or your beneficiary) resulting from the terms or operation of this Award Agreement. Any payment or distribution that constitutes nonqualified deferred compensation subject to Section 409A and that becomes payable to you while you are a specified employee as defined in Section 409A(a)(2)(B) of the Code on account of separation from service instead shall be made on the earlier of the date that is six months and one day after the date of such separation from service and your death.

20.	Data Privacy. In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By signing this Agreement, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or provide services, including, if you are not a U.S. resident, to the United States, to transferees that shall include the Company and other persons who are designated by the Company to administer the Plan.
21.	Plan and Prospectus Delivery. By signing this Agreement, you acknowledge that a copy of the Plan, the Plan Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by or provided to you, and you consent to receiving the Prospectus Information electronically, or, in the alternative, agree to contact the Chief Financial Officer of the Company to request a paper copy of the Prospectus Information at no charge. You also represent that you are familiar with the terms and provisions of the Prospectus Information and hereby accept the Award on the terms and subject to the conditions set forth herein and in the Plan. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

The undersigned hereby acknowledges, accepts, and agrees to all terms and provisions of the foregoing Agreement.

Director

Date

The signed Agreement must be returned to John S. Hill, Vice President and Chief Financial Officer, within 30 days OF the AWARD Date.